PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31,	November 1,
	2016	2015
Assets

Current assets:
Cash and cash equivalents	$231,444	$205,867
Accounts receivable	99,936	110,056
Inventories	21,760	24,157
Other current assets	19,840	24,034

Total current assets	372,980	364,114

Property, plant and equipment, net	519,272	547,284
Investment in joint venture	92,931	93,021
Intangible assets, net	23,184	24,616
Other assets	14,983	16,520

	$1,023,350	$1,045,555

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$63,955	$65,495
Accounts payable and accrued liabilities	102,410	127,197

Total current liabilities	166,365	192,692

Long-term borrowings	66,224	67,120
Other liabilities	23,298	23,677

Photronics, Inc. shareholders' equity	653,065	646,555
Noncontrolling interests	114,398	115,511
Total equity	767,463	762,066

	$1,023,350	$1,045,555